Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Yadkin Valley Financial Corporation:

We consent to the use of our reports dated March 31, 2009, with respect to the consolidated balance sheets of Yadkin Valley Financial Corporation and subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference, and to the  reference to our firm under the heading “Experts” in the registration statement.

Our report, dated March 31, 2009, on the effectiveness of internal control over financial reporting as of December 31, 2008, expresses our opinion that Yadkin Valley Financial Corporation did not maintain effective internal control over financial reporting as of December 31, 2008, because of the effect of material weaknesses on the achievement of objectives of the control criteria and contains explanatory paragraphs that outline material weaknesses in Yadkin Valley Financial Corporation’s (1) control environment; (2) accounting for significant estimates; (3) credit administration; and (4) preparation of financial reports..

Charlotte, North Carolina
May 1, 2009